Exhibit 10.1

Karen J May

Executive Vice President

Human Resources

Three Lakes Drive

Northfield, IL 60093

XXX-XXX-XXXX - phone

XXX-XXX-XXXX - fax

XXXXX.XXX@kraftfoods.com

PERSONAL AND CONFIDENTIAL

June 20, 2011

Mr. Daniel Myers

Dear Daniel,

I am very pleased to provide you with this letter confirming the verbal offer that has been extended to you for the position of Executive Vice President Supply Chain located in Northfield, Illinois, USA. If you accept our offer, it is our interest that you join Kraft as soon as possible which we understand will be in early September. This letter sets forth all of the terms and conditions of the offer.

Listed below are details of your compensation and benefits that will apply to this offer.

Annualized Compensation (Range of Opportunity)

Target - Maximum

Annual Base Salary	$575,000

Annual Incentive Plan (Target* - 60%)	$345,000 - $862,500

Long-Term Incentives**	$838,750 - $1,502,500

- Performance Shares (Target* - 85%)	$488,750 - $977,500

- Restricted Stock/Stock Options Award Range	$350,000 - $525,000

Total Annual Compensation	$1,758,750 - $2,940,000

*	Target as a percent of base salary.
**	The value of the long-term incentive awards reflects the “economic value” of equity awards. For performance and restricted shares, the value reflects grant value. For stock option value, the value approximates the Company’s Black-Scholes value.

June 20, 2011

Annual Incentive Plan

You will be eligible to participate in the Kraft Management Incentive Plan (MIP), which is the Company’s annual incentive program. Your target award opportunity under the MIP is equal to 60% of your base salary. The actual amount you will receive may be lower or higher depending on your individual performance and the performance of Kraft Foods Inc. Your 2011 award will be payable in March 2012. Your MIP eligibility will begin on your date of employment.

Long-Term Incentives

Performance Shares

Your eligibility for the Kraft performance share program (referred to as Kraft Foods’ Long-Term Incentive Plan or LTIP) will commence with the 2012 – 2014 performance cycle. Your target opportunity under the LTIP is equal to 85% of your base salary at the beginning of the performance cycle. The actual award you will receive may be lower or higher depending upon the performance of Kraft Foods Inc. during the performance cycle. The number of performance shares under the 2012 – 2014 performance cycle is equal to your target value divided by the fair market value of Kraft stock on the first business day of the performance cycle.

The 2012-2014 performance shares will vest in early 2015. It is anticipated that a new three year performance cycle will begin each year in January. Beginning in 2015, if you remain employed and performance is above threshold, performance shares will vest each year at the conclusion of each performance cycle.

In the event that you voluntarily leave the organization after your five year anniversary, any performance share grants that are in the final year of the performance cycle will vest on a prorated basis, based on your date of separation. The actual award will be paid at the same time as other executives and the actual award amount will be dependent on the actual performance achieved during the respective performance cycle. All other outstanding awards will be forfeit upon your separation. In the event that you voluntarily leave the organization prior to your five year anniversary, you may receive prorated amounts as described earlier in this paragraph at the sole discretion of the Human Resources and Compensation Committee of the Board of Directors.

Restricted Stock/Stock Option Program

You will also be eligible to participate in the Company’s restricted stock and stock option award program. Stock awards are typically made on an annual basis, with the next award anticipated to be granted in the first quarter of 2012. Awards are delivered as follows: 50% of equity value is delivered in restricted stock and 50% in stock options. Actual award size is based on individual potential and performance. You will receive dividends on the restricted shares during the vesting period consistent in amount and timing with that of Common Stock shareholders.

June 20, 2011

The number of stock options granted is typically communicated as a ratio relative to the number of restricted shares granted based on the “economic value” of the stock options. In 2011, Kraft Foods granted 6 stock options for every restricted sharer awarded. This ratio may change from year to year.

In the event that you voluntarily leave the organization after your five year anniversary, any restricted grant that will vest in the subsequent year will partially vest on a two-thirds basis at the time of your separation. In addition, all stock options granted in years prior to the year of separation will continue to vest on their regularly scheduled vesting dates and will have their full original term in which you may exercise. All other outstanding awards will be forfeit upon your separation. In the event that you voluntarily leave the organization prior to your five year anniversary, you may receive prorated awards as described earlier in this paragraph at the sole discretion of the Human Resources and Compensation Committee of the Board of Directors.

Restricted Stock Sign-On

As part of your employment offer, to offset loss of compensation at your current employer and to ensure that you begin participating in our long-term compensation programs immediately, you will receive a one-time restricted stock award equal in value to $1,400,000. The vesting of these shares will be as follows:

•	$500,000 will vest approximately one-third (or 33%, 33%, and 34%) on each of the first three anniversary dates from the date of grant.

•	$900,000 will vest 100% after five years.

The actual number of shares that you will receive will be determined based upon the fair market value of Kraft Foods Inc. Common Stock on your date of hire. You will be paid cash dividends on the shares during the vesting period consistent in amount and timing with that of Common Stock shareholders.

The other terms and conditions set forth in Kraft’s standard Stock Award Agreement will apply.

Perquisites

You will be eligible for a company car allowance equal to $15,000 per year under the executive perquisite policy. You will also be eligible for an annual financial counseling allowance of $7,500. You may use any firm of your choosing and submit payments directly to the Company.

Deferred Compensation Program

You will be eligible to participate in the Executive Deferred Compensation Program. This program allows you to voluntarily defer a portion of your salary and/or your annual incentive to a future date. Investment opportunities under this program are designed to mirror the Company’s 401(k) plan. Additional information for this program can be made available upon request.

June 20, 2011

Stock Ownership Guidelines

You will be required to attain and hold Company stock equal in value to four times your base salary. You will have five years from your date of employment to achieve this level of ownership. Stock held for ownership determination includes common stock held directly or indirectly, unvested restricted stock or share equivalents held in the Company’s 401(k) plan. It does not include unexercised stock option shares.

Other Benefits

Your offer includes Kraft’s comprehensive benefits package available to full-time salaried employees. This benefits package is described in the enclosed Kraft Benefits Summary brochure. You will be eligible for 30 days of Paid Time Off (PTO). In addition, you are eligible for ten designated holidays and two personal days.

You will be a U.S. employee of Kraft Foods and your employment status will be governed by and shall be construed in accordance with the laws of the United States. As such, your status will be that of an “at will” employee. This means that either you or Kraft is free to terminate the employment relationship at any time, for any reason.

If your employment with the Company ends due to an involuntary termination other than for cause, you will receive severance arrangements no less favorable than those accorded recently terminated senior executives of the Company. The amount of any severance pay under such arrangements shall be paid in equal installments at the regularly scheduled dates for payment of salary to Kraft executives and beginning within 30 days of your termination.

For purposes of this offer letter, “cause” means: 1) continued failure to substantially perform the job’s duties (other than resulting from incapacity due to disability); 2) gross negligence, dishonesty, or violation of any reasonable rule or regulation of the Company where the violation results in significant damage to the Company; or 3) engaging in other conduct which materially adversely reflects on the Company.

To assist in your relocation from Ohio to Illinois, we offer relocation assistance as outlined in Kraft’s Relocation Guide.

Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)

If you are a “specified employee” (within the meaning of Code section 409A) as of your separation from service (within the meaning of Code section 409A): (a) payment of any amounts under this letter (or under any severance arrangement pursuant to this letter) which the Company determines constitute the payment of nonqualified deferred compensation (within the meaning of Code section 409A) and which would otherwise be paid upon your separation from

June 20, 2011

service shall not be paid before the date that is six months after the date of your separation from service and any amounts that cannot be paid by reason of this limitation shall be accumulated and paid on the first day of the seventh month following the date of your separation from service (within the meaning of Code section 409A); and (b) any welfare or other benefits (including under a severance arrangement) which the Company determines constitute the payment of nonqualified deferred compensation (within the meaning of Code section 409A) and which would otherwise be provided upon your separation from service shall be provided at your sole cost during the first six-month period after your separation from service and, on the first day of the seventh month following your separation from service, the Company shall reimburse you for the portion of such costs that would have been payable by the Company for that period if you were not a specified employee.

Payment of any reimbursement amounts and the provision of benefits by the Company pursuant to this letter (including any reimbursements or benefits to be provided pursuant to a severance arrangement) which the Company determines constitute nonqualified deferred compensation (within the meaning of Code section 409A) shall be subject to the following:

(a)	the amount of the expenses eligible for reimbursement or the in-kind benefits provided during any calendar year shall not affect the amount of the expenses eligible for reimbursement or the in-kind benefits to be provided in any other calendar year;

(b)	the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

(c)	your right to reimbursement or in-kind benefits is not subject to liquidation or exchange for any other benefit.

This offer is contingent upon successful completion of our pre-employment checks, which may include a background screen, reference check, and post-offer drug test pursuant to testing procedures determined by Kraft Foods.

June 20, 2011

If you have any questions, I can be reached at the office at (XXX) XXX-XXXX or on my cell phone at (XXX) XXX-XXXX.

Sincerely,

/s/ Karen May

I accept the offer as expressed above.

/s/ Daniel P. Myers	June 20, 2011
Signature	Date

Enclosure:	Kraft Foods Benefits Summary
Kraft Foods Relocation Policy
Management Incentive Plan Brochure
Long-Term Incentive Plan Brochure
Equity Brochure